Exhibit 16.1

January 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read 4.01 of United World Holding Group Ltd. (the “Company”) Form 6-K to be filed on January 20, 2021 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA

January 20, 2021